Exhibit 10.1

GENERAL RELEASE AGREEMENT

1.  Ending of Employment; Special Separation Benefit. Dennis C. McLaughlin acknowledges that his employment with Kosmos Energy, LLC (“Kosmos”) ended effective December 21, 2012 (the “Separation Date”). Kosmos will pay McLaughlin his unpaid base salary and accrued unused vacation time, through the Separation Date. In addition, Kosmos acknowledges that the Kosmos Energy Ltd. Long Term Incentive Plan, the May 16, 2011 Restricted Stock Award Agreement [Exchange], the May 18, 2011 Restricted Stock Award Agreement [Service Vesting], the June 15, 2011 Restricted Stock Award Agreement [Performance Vesting], the June 11, 2012 Restricted Stock Award Agreement [Service Vesting], and the June 11, 2012 RSU Award Agreement [Performance Vesting] (collectively, the “Award”) will govern the vesting of McLaughlin’s Restricted Shares (as defined in the Award) in Kosmos Energy Ltd. McLaughlin’s separation is “without cause” for purposes of the Award. McLaughlin understands that he is eligible to receive from Kosmos the following Special Separation Benefit: a gross lump-sum payment of the amount equal to three months of premiums for health-insurance continuation coverage under COBRA, less withholdings and payroll deductions as required by law. McLaughlin understands that as a condition of receiving the Special Separation Benefit to which he is not otherwise entitled, he will be required to sign this General Release Agreement (the “Agreement”) and not revoke his acceptance.

2.   Release by McLaughlin. In exchange for the promises and obligations of Kosmos set out in this agreement, McLaughlin releases, acquits, and forever discharges (i) Kosmos, (ii) any parent, subsidiary, or affiliated entity of Kosmos, including but not limited to Kosmos Energy Holdings and Kosmos Energy Ltd., (iii) any current or former officer, stockholder, member, director, partner, agent, manager, employee, representative, insurer, or attorney of the entities described in (i) or (ii), or any successor or assign, and (iv) any employment benefit plan sponsored or administered by any person or entity described in (i), (ii), and (iii), (collectively, the “Kosmos Parties”) from, and waives to the maximum extent permitted by applicable law, any and all claims, liabilities, demands, and causes of action of whatever character, whether known or unknown, fixed or contingent, or vicarious, derivative, or direct, that he may have or claim against any of the Kosmos Parties. McLaughlin understands that this general release includes, but is not limited to, any and all claims arising under any federal, state, or local laws prohibiting employment discrimination, including the Age Discrimination in Employment Act, or other claims growing out of, resulting from, or connected in any way with his employment with Kosmos or the ending of his employment with Kosmos. McLaughlin understands that this Agreement does not waive any rights or claims against any of the Kosmos Parties that may arise after the date on which he signs it or to any benefits to which he has a vested entitlement under the terms of the applicable employee benefit plans established by Kosmos, including specifically, but not limited to, the Award.

3.   Acceptance. McLaughlin may accept the terms of this Agreement by signing it in the space provided below and returning it to:

Separation Agreement

Ty Gaston
Senior Vice President, Global Human Resources
Kosmos Energy, LLC
8176 Park Lane, Suite 500
Dallas, Texas 75231

no earlier than the Separation Date and no later than January 9, 2013, which McLaughlin agrees is at least 21 days after he first received the original version of this Agreement. McLaughlin represents and warrants that, except for modifications expressly agreed to by Kosmos, he has not modified this Agreement as it was originally presented to him, and that any modifications to this Agreement, whether material or immaterial, made by Kosmos and McLaughlin after it was originally presented to him do not extend or restart the period for him to consider and accept this Agreement. McLaughlin further understands that the terms of this Agreement will become effective and enforceable eight days after he signs it (the “Effective Date”), unless before then he revokes his acceptance in writing and delivers his written revocation to Ty Gaston at the address listed above, in which case Kosmos’ promises and obligations set out in this agreement will not be effective or enforceable. McLaughlin acknowledges and agrees that Kosmos and the other Kosmos Parties have no legal obligation to make the promises and obligations offered to him. Signing this Agreement constitutes McLaughlin's agreement to all terms and conditions set forth in it, and is in consideration of Kosmos' promises and obligations.

4.   Confidentiality.   In consideration of Kosmos’ promises and obligations in this agreement, McLaughlin also agrees that he will not disclose the terms of this Agreement or any prior version of this Agreement to any persons other than his spouse, attorneys, and accountant, tax advisor, or tax-return preparer, if any, if those persons have agreed to keep such information confidential.

5.   Nondisparagement.   In consideration of Kosmos’ promises and obligations in this Agreement, McLaughlin agrees that he has not, and will not in the future, make any oral or written statements or reveal any information to any person, company, or agency that is or is intended to be disparaging or damaging to the name, reputation, or business, or that would interfere in any way with the business relations, of any of the Kosmos Parties and will not discuss with any third party the business, operations, plans, strategies, personnel or business relationships, or agreements of any of the Kosmos Parties. In consideration of McLaughlin’s promises and obligations in this Agreement, Kosmos agrees to instruct its executive management team not to make any oral or written statements or reveal any information to any person, company, or agency that is or is intended to be disparaging or damaging to McLaughlin’s name or reputation.

6.   Cooperation.   In consideration Kosmos’ promises and obligations in this Agreement, and without further consideration, McLaughlin agrees that he will cooperate fully and completely with Kosmos and any of the other Kosmos Parties, at their reasonable request, to facilitate the transfer of knowledge with respect to matters on which he worked during his employment and to assist with existing or future investigations, proceedings, litigation, examinations, or other fact-finding or adjudicative proceedings, public or private, involving any of the Kosmos Parties on matters about which he has personal knowledge. This obligation

Separation Agreement

includes McLaughlin’s promptly meeting with Kosmos’ or the Kosmos Parties’ representatives at reasonable times upon their request, and providing information and, where applicable, testimony, that is truthful, accurate, and complete, according to information known to McLaughlin.

7.   Other Relief; Jurv Waiver.   In further consideration of Kosmos’ promises and obligations in this agreement, McLaughlin agrees that he will not request or accept anything of value from Kosmos or any of the other Kosmos Parties not provided for in this Agreement as compensation for damages related to his employment or the ending of his employment with Kosmos. The parties further irrevocably waive the right to trial by jury and agree not to initiate or participate in any class or collective action with respect to any claim or cause of action arising from McLaughlin’s employment or the ending of his employment with Kosmos or from this Agreement (either for alleged breach or enforcement).

8.   Return of Property.   McLaughlin acknowledges that he has returned to Kosmos all items of its or any of the other Kosmos Parties’ property that he has had possession of or control over during the course of his employment. McLaughlin agrees to deliver immediately to Kosmos any additional items of its or any of the other Kosmos Parties’ property that he may discover in his possession.

9.   Confidential Information.   McLaughlin acknowledges that all of the documents, data, and information (in any form) to which he had access during his employment, including but not limited to all trade secrets, information pertaining to any employees of Kosmos or any of the other Kosmos Parties, or specific transactions in which Kosmos or any of the other Kosmos Parties was, is, or may be involved, all information concerning the matters on which he worked while employed by Kosmos or any of the other Kosmos Parties, and in general all other information concerning the business and operations of Kosmos or any of the other Kosmos Parties, are confidential and may not be disseminated or disclosed by him to any other persons or parties, except as may be authorized in writing by Kosmos or as required by law or judicial process. In the event it appears that McLaughlin will be compelled by law or judicial process to disclose such confidential information, to avoid potential liability McLaughlin agrees to notify Jason Doughty, Vice President & General Counsel, or his designee, at the address above in writing immediately upon his receipt of a subpoena or other legal process.

10.   Nonadmission of Liability or Wrongdoing.   McLaughlin acknowledges that the offer set out in this agreement is not an admission by Kosmos or the other Kosmos Parties of any wrongdoing, and in fact Kosmos and the other Kosmos Parties specifically deny any wrongdoing.

11.   Acknowledgements; Knowing and Voluntary.   McLaughlin acknowledges that (i) he has read this Agreement, (ii) Kosmos specifically has advised him to consult an attorney and he has had the opportunity to consult an attorney, (iii) he has had at least 21 days to consider and fully understand the meaning and effect of his action in signing this Agreement, (iv) his signing of this Agreement is knowing and voluntary, and based solely on his own judgment in consultation with his attorney, if any, and (v) he is not relying on any written or oral statement or promise other than as set out in this Agreement.

Separation Agreement

12.   Other Matters.   This Agreement contains and constitutes the entire understanding and agreement among the undersigned parties with respect to its subject matter, supersedes any prior version of this Agreement, and may not be released, discharged, abandoned, supplemented, changed, or modified in any manner except by a writing of concurrent or subsequent date signed by McLaughlin and an authorized Kosmos official. If any provision of this Agreement is held to be unenforceable, such provision shall be considered separate, distinct, and severable from the other remaining provisions of this Agreement, and shall not affect the validity or enforceability of such other remaining provisions, and, in all other respects, this Agreement shall remain in full force and effect. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its rules regarding conflict of laws.

AGREED:

/s/ Dennis C. McLaughlin	12/21/12
Dennis C. McLaughlin

KOSMOS ENERGY, LLC

/s/ Brian F. Maxted		12/21/12
By:	Brian F. Maxted Founding Partner, President & CEO	Date